UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 20, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 20, 2010, Biolase Technology, Inc. (the "Company") entered into a License Agreement (the "Second Agreement"), with The Procter & Gamble Company ("P&G"), with an effective date of January 1, 2009, and which supersedes that certain prior License Agreement, dated January 24, 2007, by and between the Company and P&G (the "First Agreement"). The Second Agreement amends and modifies the First Agreement so as to enable the Company to launch and market for sale certain light-based oral care devices to dental professionals within the professional market.

Pursuant to the First Agreement, the Company granted P&G an exclusive license to certain intellectual property and technology owned by the Company in a number of different areas, and P&G agreed to make quarterly payments to the Company in the amount of $250,000, part of which was to be treated as prepaid royalties, to be credited against future royalty payments owed by P&G to the Company. Pursuant to the Second Agreement, (i) certain of the prepaid royalties noted above will be released in accordance with the terms and conditions of the Second Agreement, (ii) P&G licensed to the Company certain of P&G’s intellectual property, including patents, for the Company’s use in the professional dental market, (iii) the Company will pay certain royalties to P&G, expressed as a percentage of net product sales, for the Company’s sales of certain light-based oral care devices to dental professionals within the professional market, and (iv) P&G retains certain rights that it had under the First Agreement with regard to certain of the Company’s intellectual property for use in the consumer market, as well as related royalties, expressed as a percentage of net product sales, to be paid by P&G to the Company.

The Second Agreement will terminate on the date of expiration of the last Company or P&G patent that is licensed to the other party, and the exclusivity of the Company’s license to P&G has certain limits and conditions. Additionally, either party may terminate the Second Agreement if there is an uncured material breach of any provision of the Second Agreement by the other party. The Second Agreement may also be terminated by mutual consent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

May 26, 2010	By:	/s/ David M. Mulder

Name: David M. Mulder
Title: Chief Executive Officer